                                                                 Exhibit 99(iii)


FOR FURTHER INFORMATION:
-----------------------

AT THE COMPANY:                     AT THE FINANCIAL RELATIONS BOARD:
Elaine Bacon                        Bill Schmidle, Analyst Inquiries
513-489-5400                        312-640-6753
shinfo@cnmw.com                     Karl Plath, General Inquiries
                                    312-640-6738

FOR IMMEDIATE RELEASE

              CINCINNATI MICROWAVE SIGNS ASSET PURCHASE AGREEMENT;
                           APPOINTS OUTSIDE DIRECTOR;
              ANNOUNCES FOURTH QUARTER AND FISCAL 1996 RESULTS AND
          REVISED SETTLEMENT OF THE CLASS ACTION SECURITIES LITIGATION

CINCINNATI, MARCH 24, 1997--CINCINNATI MICROWAVE, INC. (NASDAQ: CNMW) announced today that it signed an Asset Purchase Agreement with Escort Acquisition Corp. ("EAC") to purchase substantially all of the assets of the Company's radar detector business and its real property for $10.9 million plus the aggregate amount of certain interim advances. Escort Acquisition Corp. is a company owned by Matthew Coleman, a Chicago-area businessman. On Friday, March 21, 1997 the Company filed a motion with the United States Bankruptcy Court, Southern District of Ohio, Western Division, for an order (i) granting authority to sell the assets to EAC pursuant to Section 363 of the Bankruptcy Code, (ii) establishing auction procedures and (iii) setting a hearing date of April 7 on the sale of assets.

Cincinnati Microwave has been entertaining bids for its various businesses following its filing on February 14, 1997 for protection from its creditors under chapter 11 of the U.S. Bankruptcy Code. It has received preliminary offers, including offers for the entire business and offers for portions of its business, such as its detector, cordless phone and wireless modem businesses. Williams said, "The offer from Escort Acquisition Corp. appears to be the best offer in order to maximize the return to the unsecured creditors. EAC intends to take the detector business forward and continue manufacturing quality radar, laser, and safety detectors."

The Company is continuing its efforts to find purchasers for the remainder of its assets, its phone and modem businesses, and to determine whether a plan of reorganization is possible. Based on its efforts to date, it appears that, even if the Company were able to reorganize and emerge from bankruptcy, there is little likelihood that any plan or reorganization would provide any or more than only minimum value to its existing shareholders.

                                     -MORE-

CINCINNATI MICROWAVE
ADD -1-


     OUTSIDE DIRECTOR

The Company indicated that today it has appointed E. Ted Springstead to its board of directors. The appointment of Springstead brings the total number of directors on the board to four.

Commenting on the appointment, Erika Williams said, "Cincinnati Microwave needed to fill outside director positions left vacant since December 1996. The Company welcomes Mr. Springstead and the experience he will add to the board."

Mr. Springstead, 62, has been a management consultant for high-technology companies in the USA, Asia and Europe since 1993. He has experience with various major world-wide corporations, such as Harman International, Wang Laboratories, State Of The Art, Inc. and Sony Corporation. Between 1987 and 1992 Springstead was Senior Vice President - Market Operations and Services at Amdahl Corporation in Sunnyvale, California. Mr. Springstead holds a Master of Business Administration Degree and a Bachelor of Science in Mechanical Engineering from Northwestern University.

     FINANCIAL RESULTS

Cincinnati Microwave also reported unaudited results for its fourth quarter and fiscal year ended December 29, 1996. For the year, unaudited net sales were $56.8 million compared with $79.2 million in the prior year. The 1996 unaudited net loss was $28.4 million, or $1.80 per share, including write offs of $12.1 million or 77 cents per share, compared to a loss of $13.0 million, or 90 cents per share, in fiscal 1995. For the fourth quarter, unaudited net sales were $10.3 million vs. $24.4 million in 1995, while the net loss increased to $15.6 million, or 99 cents per share, including writeoffs of $10.9 million or 69 cents per share, from a loss of $9.0 million, or 58 cents per share, in 1995.

In 1996, the Company had a significant loss due to a number of factors. Net sales were down 28 percent due to weak retail sales and the declining radar detector market. Margins were impacted by lower production volume, which impacted factory utilization and efficiency. The writeoffs of $12.1 million related primarily to a $4.3 million write down of land and buildings to their estimated net realizable value, write offs totaling $6.0 million of obsolete and excess inventories, and a $1.2 million write off of accounts receivable from a former distributor. In 1995 the write down for excess and obsolete inventory totaled $4.4 million.

                                     -MORE-

CINCINNATI MICROWAVE
ADD -2-


     SHAREHOLDER LITIGATION SETTLEMENT

The Company announced that the U.S. District Court approved on Friday, March 21, 1997, an amended settlement of the pending class action lawsuit against the Company's officers, directors and underwriters. The litigation remains pending against the Company subject to the Bankruptcy Court's approval of a settlement against the Company, which is being modified to substitute an unsecured claim against the Company in the bankruptcy proceedings of $600,000 in lieu of the one million dollars in common shares that the Company otherwise was to contribute to the settlement.

Cincinnati Microwave designs, manufactures and markets ultrahigh frequency and microwave wireless communications products. The Company's product lines include radar warning devices, digital spread spectrum cordless telephones and wireless data modems for use on the Cellular Digital Packet Data (CDPD) network.

ADDITIONAL INFORMATION ON THE COMPANY, ITS PRODUCTS AND MARKETS CAN BE OBTAINED
     FROM THE COMPANY'S WORLDWIDE WEB SITE: HTTP://WWW.CNMW.COM/WELCOME.HTM. INFORMATION ABOUT CINCINNATI MICROWAVE ALSO IS AVAILABLE, FREE OF CHARGE
        VIA FAX, BY DIALING 1-800-PRO-INFO AND USING TICKER SYMBOL CNMW.


                         FINANCIAL TABLES TO FOLLOW....

CINCINNATI MICROWAVE, INC.
STATEMENT OF OPERATIONS
(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

                                             THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                       ------------------------------    -------------------------------
                                         DEC. 29   DEC. 31                 DEC. 29    DEC. 31
                                           1996      1995     PERCENT        1996       1995     PERCENT
                                       (UNAUDITED)(UNAUDITED)  CHANGE    (UNAUDITED)  (AUDITED)   CHANGE
                                       ------------------------------    -------------------------------
    RADAR DETECTORS                       $6,749    $12,141     (44)%       $31,181    $51,484     (39)%
    CORDLESS TELEPHONES                    3,379     12,171     (72)%        23,905     26,602     (10)%
    OTHER                                    145        105      38%          1,697      1,113      52%

NET SALES                                 10,273     24,417     (58)%        56,783     79,199     (28)%
COST OF SALES                             14,611     25,244     (42)%        55,804     67,061     (17)%
                                        --------    -------                --------   --------
GROSS PROFIT                              (4,338)      (827)    425%            979     12,138     (92)%
                                        --------    -------                --------   --------

OPERATING EXPENSES:
    RESEARCH & DEVELOPMENT                 1,228      1,811     (32)%         5,559      7,442     (25)%
    SELLING EXPENSES                       2,776      4,683     (41)%        11,579     12,990     (11)%
    ADMINISTRATIVE EXPENSES                6,704      1,403     378%         11,081      4,978     123%
                                        --------    -------                --------   --------
                                          10,708      7,897      36%         28,219     25,410      11%
                                        --------    -------                --------   --------

OPERATING INCOME (LOSS)                  (15,046)    (8,724)                (27,240)   (13,272)
                                        --------    -------                --------   --------
OTHER INCOME (EXPENSE), NET                 (497)      (308)                 (1,125)    (1,200)
INCOME (LOSS) BEFORE INCOME TAXES        (15,543)    (9,032)                (28,365)   (14,472)
                                        --------    -------                --------   --------
INCOME TAX EXPENSE (BENEFIT)                   0          0                       0     (1,438)
                                        --------    -------                --------   --------
NET INCOME (LOSS)                       ($15,543)   ($9,032)               ($28,365)  ($13,034)
                                        ========    =======                ========   ========
EARNINGS (LOSS) PER SHARE                 ($0.99)    ($0.58)                 ($1.80)    ($0.90)

WEIGHTED AVERAGE SHARES OUTSTANDING       15,767     15,619       1%         15,744     14,539      8%





CINCINNATI MICROWAVE, INC.
BALANCE SHEET
(AMOUNTS IN THOUSANDS)

                                                               AS OF
                                                      -----------------------
                                                       DEC. 29        DEC. 31
                                                         1996           1995
                                                     (UNAUDITED)     (AUDITED)
                                                      --------       --------
ASSETS
   CASH & INVESTMENTS                                 $     95       $     11
   ACCOUNTS RECEIVABLE, NET                              3,570         10,923
   INVENTORIES, NET                                      6,332         25,370
   OTHER CURRENT ASSETS                                    708            779
                                                      --------       --------
      TOTAL CURRENT ASSETS                              10,705         37,083
   RESTRICTED CASH                                         881            429
   PROPERTY, PLANT & EQUIPMENT                           9,828         14,649
   INTANGIBLES                                           1,217          2,035
                                                      --------       --------
      TOTAL ASSETS                                    $ 22,631       $ 54,196
                                                      ========       ========

LIABILITIES & SHAREHOLDERS' EQUITY
   ACCOUNTS PAYABLE                                   $ 10,092       $ 15,729
   NOTES PAYABLE                                         1,250          6,934
   ACCRUED TAXES                                            82             81
   UNEARNED REVENUE                                        468            684
   CURRENT LEASE OBLIGATIONS                             2,076          1,075
   OTHER                                                 8,679          4,212
                                                      --------       --------
      TOTAL CURRENT LIABILITIES                         22,647         28,715
   UNEARNED REVENUE-NONCURRENT                             190            350
   LONG-TERM CAPITAL LEASE OBLIGATIONS                       0            753
   NOTE PAYABLE-NONCURRENT                               3,334              0
   SHAREHOLDERS' EQUITY                                 (3,540)        24,378
                                                      --------       --------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $ 22,631       $ 54,196
                                                      ========       ========